SECOND AMENDMENT
TO
LOAN AND SECURITY AGREEMENT
This Second Amendment to Loan and Security Agreement (this “Amendment”) is made and entered into as of July 27, 2018 by and between PACIFIC WESTERN BANK, a California state chartered bank (“Bank”), and CIDARA THERAPEUTICS, INC. (“Borrower”).
RECITALS
Borrower and Bank are parties to that certain Loan and Security Agreement dated as of October 3, 2016 (as amended from time to time, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.
NOW, THEREFORE, the parties agree as follows:

1)	Section 2.1(b)(iii) of the Agreement is hereby amended and restated, as follows:
(iii)    Repayment. Interest shall accrue from the date of each Term Loan at the rate specified in Section 2.3(a), and prior to the Interest-Only End Date shall be payable monthly beginning on the 3rd day of the month next following the date such Term Loan is funded, and continuing on the same day of each month thereafter. Any Term Loans that are outstanding on the Interest-Only End Date shall be payable in equal monthly installments of principal, plus all accrued interest, beginning on the Amortization Start Date and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all amounts due in connection with the Term Loans and any other amounts due under this Agreement shall be immediately due and payable. Term Loans, once repaid, may not be reborrowed.

2)	Section 2.3(a) of the Agreement is hereby amended and restated, as follows:
(a)    Interest Rate for Term Loans. Except as set forth in Section 2.3(b), the Term Loans shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to the greater of (A) 0.75% above the Prime Rate then in effect or (B) 4.50%.

3)	Section 6.6 of the Agreement is hereby amended and restated, as follows:
6.6    Primary Depository. Borrower shall maintain all of its depository and operating accounts with Bank and all of its investment accounts with Bank or Bank’s Affiliates. Notwithstanding the foregoing, Borrower may maintain Cash in one or more accounts outside of Bank (the “Outside Accounts”), provided that the total aggregate amount of Cash maintained in the Outside Accounts does not exceed $100,000 at any time. For the avoidance of doubt, no control agreements shall be required for the Outside Accounts. In addition, commencing on July 27, 2018, on approximately the fifteenth day and the last day of each month, Borrower shall transfer funds at Bank’s Affiliates to Bank as current securities mature, with all such funds transferred to Bank by November 3, 2018 (with the exception of (a) accrued interest on securities maturing on or about November 3, 2018, (b) funds intended to cover management and custodian fees associated with the accounts in which such securities are held, and (c) any residual amounts in such accounts, all of which Borrower shall transfer to Bank on or before December 3, 2018). After December 3, 2018, except for funds in the Outside Accounts as permitted above, Borrower shall no longer maintain any funds in accounts with Bank’s Affiliates or in any accounts outside of Bank.

4)	Section 7.8 of the Agreement is hereby amended and restated, as follows:
7.8    Capitalized Expenditures. Make Capitalized Expenditures in excess of $1,000,000 in the aggregate in any fiscal year of Borrower; provided, however, that Capitalized Expenditures in connection with any leasehold improvements shall not be subject to the foregoing limitation.

5)	The following defined terms in Exhibit A to the Agreement are hereby amended and restated, as follows:
“Amortization Start Date” means the 3rd day of the month immediately following the Interest-Only End Date.
“Interest-Only End Date” means July 31, 2019; provided, however, that if Borrower achieves the Milestone Covenant, the defined term “Interest-Only End Date” shall instead mean October 31, 2019.
“Term Loan Maturity Date” means January 3, 2022.
“Tranche B Draw Period” means the period on or before October 3, 2018.

6)	The defined term “Availability End Date” and its definition in Exhibit A to the Agreement are hereby deleted.

7)
Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

8)	Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment.

9)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

10)	As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:
a)    this Amendment, duly executed by Borrower;
b)    payment of all Bank Expenses, including Bank’s reasonable expenses for the documentation of this Amendment, and any UCC, good standing and intellectual property search or filing fees, which may be debited from any of Borrower’s accounts with Bank; and
c)    such other documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

CIDARA THERAPEUTICS, INC.		PACIFIC WESTERN BANK
By:	/s/ Matt Onaitis	By:	/s/ Sean Noonan
Name:	Matt Onaitis	Name:	Sean Noonan
Title:	CFO and General Counsel	Title:	Vice President

[Signature Page to Second Amendment to Loan and Security Agreement]